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                                                                  EXHIBIT 3.1(c)

                       CERTIFICATE OF OWNERSHIP AND MERGER

                                     MERGING

                        NUVEEN TRANSITORY SUBSIDIARY INC.

                                      INTO

                             THE JOHN NUVEEN COMPANY

                         (Pursuant to Section 253 of the
                      General Corporation Law of Delaware)

         The John Nuveen Company, a corporation organized and existing under the laws of Delaware (the "Company"), does hereby certify:

                  FIRST: That the Company owns all of the outstanding shares of common stock of Nuveen Transitory Subsidiary, Inc. a Delaware corporation.

                  SECOND: That the Company, by the following resolutions of its Board of Directors, duly adopted at a meeting held on November 8, 2002, determined to and did merge into itself said Nuveen Transitory Subsidiary, Inc., by the adoption thereof:

                           RESOLVED, that the Company's wholly owned subsidiary,
                  Nuveen Transitory Subsidiary, Inc., be merged with and into the Company, with the Company the surviving entity of such merger.

                           FURTHER RESOLVED, that as a result of such merger the
                  Company shall acquire all of the rights and assets, and become responsible for all liabilities and obligations, of Nuveen Transitory Subsidiary, Inc.

                           FURTHER RESOLVED, that said merger shall become
                  effective upon the filing of a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware or at such later time set forth therein.

                           FURTHER RESOLVED, that upon effectiveness of said
                  merger, the name of the Company shall be changed to Nuveen Investments, Inc. and Article FIRST of the Restated Certificate of Incorporation of the Company shall be amended to read as follows:

                           FIRST. The name of the corporation is Nuveen
                  Investments, Inc.

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                           FURTHER RESOLVED, that the proper officers of the
                  Company be, and they hereby are, authorized and directed to make and execute a Certificate of Ownership and Merger setting forth a copy of the resolutions to so merge Nuveen Transitory Subsidiary, Inc. into the Company and to assume its obligations, and to so change the name of the Company, and to establish the effective date of such merger and name change, and to cause the same to be filed with the Secretary of State of the State of Delaware and to do all acts and things whatsoever, whether within or without the State of Delaware, which may be necessary or proper to effect said merger and change of name.

                  THIRD: This Certificate shall be effective at 12:00 p.m., Eastern Standard Time, on January 31, 2003.


                  In Witness Whereof, the Company has caused this certificate to be signed by its duly authorized officer, this 30th day of January 2003.



                                          THE JOHN NUVEEN COMPANY

                                          By: /s/ Alan G. Berkshire
                                              ---------------------------------
                                              Alan G. Berkshire
                                              Senior Vice President & Secretary